Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:

Watson		Moksha8
Investors:	Media:	Media & Investors:
Patty Eisenhaur	Charlie Mayr	Jeannine Medeiros
(973) 355-8141	(973) 355-8483	+825 9191-0375
jeannine@moksha8.com

WCG
Media & Investors:
Brian Reid
(212) 267-6725
Watson, Moksha8 Form Marketing Partnership for Brazil, Mexico;
Watson Makes Initial $30 Million Investment
Watson Investment Part of $61 Million Moksha8 Financing
Morristown, NJ, and Sao Paulo, Brazil, October 4, 2010 —Watson Pharmaceuticals, Inc. (NYSE: WPI) and Moksha8, based in Sao Paulo, Brazil, today announced that they have entered into an agreement that will expand Watson’s commercial presence in Latin America’s two largest markets, Brazil and Mexico. Watson will invest $30 million in Moksha8 as part of Moksha8’s approximately $61 million USD financing that includes investments from existing investors TPG Biotechnology and Montreux Equity Partners. As a result of this agreement, Watson immediately gains a significant minority ownership position in Moksha8. Watson has also committed to invest an additional $20 million, further increasing its equity position, contingent upon successful execution by Moksha8 of additional third-party product acquisitions over the next year. In conjunction with its investment in Moksha8, Watson has designated a representative to serve as a member of the Moksha8 board of directors.
“This unique partnership further demonstrates our commitment to expand our global footprint through creative business solutions that maximize the commercial opportunities for our current portfolio of brands and branded generics, establish the foundation for future growth in high value and expanding markets, and creates immediate value for both partners,” said Paul Bisaro, Watson’s President and Chief Executive Officer.
“The management team of Moksha8, led by Simba Gill, has a proven track record of effectively commercializing products within the brand and branded generic markets of Mexico and Brazil. This agreement, which provides Watson with an initial equity position, enables us to help fund Moksha8’s expansion and to share in their continued success. The partnership complements Watson’s existing commercial operations in Brazil, while establishing an expanded longer-term strategy to grow our presence in Brazil, establish our presence in Mexico and develop a pan-Latin American growth strategy,” Bisaro continued.
“The addition of Watson to our current business expands our existing portfolio and pipeline of high quality products for the Latin America market,” said Simba Gill, Chief Executive Officer of Moksha8. “Further, this partnership marks moksha8’s entry into the rapidly growing branded generics market and immediately strengthens our position as a leader in the treatment of CNS disorders including depression, anxiety and schizophrenia.”
Watson will manufacture and supply select products to Moksha8, which will have exclusive rights to market, sell and distribute these products in Brazil and Mexico. Moksha8 and Watson have initially identified approximately one dozen product candidates, with the opportunity to expand the commercialization and marketing agreement to include additional products in the future.
Watson will continue to own all marketing authorizations, and Moksha8 will be responsible for sales, marketing and commercialization expenses.
Moksha8 currently markets 21 branded products for third parties in Latin America, utilizing a field force of approximately 180 sales representatives in the areas of CNS, infectious disease and pain. Combined, Brazil and Mexico make up 75% of the $40 billion USD Pharmaceutical market in Latin America. Moksha8 is the high quality partner of choice for pharmaceutical and biotechnology companies seeking to capture value in Latin America.

Watson currently manufactures and markets select generic products in the Brazilian marketplace through a Brazilian subsidiary. This venture will have no impact on that subsidiary’s current operations, including current management, manufacturing and supply chain; Moksha8 will complement Watson’s Brazilian sales and marketing capabilities.
About Moksha8
Moksha8 is a leading pharmaceutical company in Latin America. The company is partnered with Roche, Pfizer, BioCryst and Watson in Brazil and Mexico. Moksha8 was founded in 2007 by Simba Gill and TPG Biotechnology. Major investors include TPG Biotechnology and Montreux Equity Partners. For additional information on Moksha8, please visit the company’s Web site at www.moksha8.com.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.
For press releases and other company information, please visit Watson Pharmaceuticals’ Web site at www.watson.com.
Forward-Looking Statements
Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Watson’s and Moksha8’s current perspective of existing information as of the date of this release. It is important to note that Watson’s and Moksha8’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Watson’s and Moksha8’s current expectations depending upon a number of factors affecting Watson’s and Moksha8’s business. These factors include, among others, the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson and Moksha8, their subsidiaries, and their third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid and similar laws in non-U.S. jurisdictions, including Brazil and Mexico, affecting, among other things, pricing and reimbursement of pharmaceutical products; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the year ended December 31, 2009 and Watson’s quarterly report on Form 10-Q for the period ended June 30, 2010. Except as expressly required by law, Watson and Moksha8 disclaim any intent or obligation to update these forward-looking statements.
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